As filed with the Securities and Exchange Commission on June 30, 2017

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNEGAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11885 44th Street North

Clearwater, Florida 33762

(727) 934-3448

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tyler Wilson, Esq.

General Counsel

11885 44th Street North

Clearwater, Florida 33762

(727) 934-3448

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas Levato, Esq.

Goodwin Procter LLP

The New York Times Building
620 Eighth Avenue
New York, NY 10018

(212) 459-7256

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Series C Convertible Preferred Stock, par value $0.001 per share	24,925	$900	$ 22,432,500
Total			$22,432,500	$2,600

(1)	Represents shares of the Registrant's Series C Convertible Preferred Stock issuable upon exercise of outstanding warrants originally issued by the Registrant in a private placement, in reliance on Regulation D, Rule 506(b) under the Securities Act of 1933, as amended, pursuant to a Securities Purchase Agreement dated June 12, 2017.

(2)	This price is estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the exercise price of the outstanding warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 30, 2017

PROSPECTUS

MagneGas Corporation

Up to 24,925 Shares of Series C Convertible Preferred Stock

Issuable Upon Exercise of Outstanding Series C Preferred Warrants

This prospectus relates to the issuance of up to 24,925 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, upon the exercise of outstanding warrants to purchase such Series C Convertible Preferred Stock, or the Series C Preferred Warrants.  The Series C Preferred Warrants were issued and sold in a private placement, in reliance on Regulation D, Rule 506(b) under the Securities Act of 1933, as amended, or the Securities Act, pursuant to a Securities Purchase Agreement dated June 12, 2017, or the Securities Purchase Agreement, by and between us and the institutional investors identified therein.

The shares of Series C Convertible Preferred Stock are convertible at the option of the holder into shares of our common stock, par value $0.001 per share, or common stock, at an initial conversion price of $3.00 per share, subject to certain adjustments. For a more detailed description of the terms of the Series C Convertible Preferred Stock, see "Description of Series C Convertible Preferred Stock" beginning on page 9.  The Series C Preferred Warrants are exercisable at an exercise price of $900 per share of Series C Convertible Preferred Stock, subject to adjustment as stated therein, and will expire three (3) years after the date of issuance of such warrants, or June 15, 2020.

Our common stock is listed on The Nasdaq Capital Market under the symbol "MNGA." On June 29, 2017, the last reported sale price of our common stock was $1.25 per share. The Series C Convertible Preferred Stock will not be listed on any national securities exchange. There is no established public trading market for the Series C Convertible Preferred Stock, and we do not expect a market to develop.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2017.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on its cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary does not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors” and the consolidated financial statements and related notes, before making an investment decision. All references to “we,” “us,” “our,” and the “company” mean MagneGas Corporation and its subsidiaries.

        MagneGas Corporation is a technology company that utilizes a plasma based system for the gasification and sterilization of liquid waste. A byproduct of our process is a hydrogen based fuel that we sell for metal cutting as an alternative to acetylene, or MagneGas2®. In addition, we are developing the use of our fuel for co-combustion with hydrocarbon fuels to reduce emissions. We also market, for sale or licensure, our proprietary plasma arc technology for the processing of liquid waste, or the Plasma Arc Flow® System. We have established a retail and distribution platform to sell our fuel for use in the metalworking industries; we have developed a global network of brokers to sell our system for processing liquid waste and we are testing our fuel through a third party laboratory for use in the reduction of coal emissions. Additionally, we intend to acquire complementary gas distribution businesses in order to become a larger distributor of MagneGas2®, other industrial gases and related equipment.

In October of 2014, we purchased Equipment Sales and Services, Inc., or ESSI, for $3 million cash. ESSI is a full line seller of industrial gases and equipment for the welding and metal cutting industries. Since acquiring ESSI, we have opened three additional retail locations and distribute our proprietary MagneGas2® product as well as other gases and welding supplies through ESSI, our wholly owned subsidiary.

On February 1, 2017, we formed two wholly owned subsidiaries in the State of Delaware called MagneGas Energy Solutions, LLC and MagneGas Welding Supply, LLC, respectively.

On March 3, 2017, we formed three wholly owned subsidiaries in the State of Delaware called MagneGas Real Estate Holdings, LLC, MagneGas IP, LLC and MagneGas Production, LLC, respectively.

Products

We currently sell three products: (i) our proprietary fuel, MagneGas2®, for the metal working industry, (ii) a fully portable, all-in-one metal cutting torch system, used primarily in the firefighting industry, known as MagneTote and (iii) the machines that produce MagneGas2®, known as Plasma Arc Flow® refineries. In addition, we sell metal cutting fuels and ancillary products through ESSI. While our original fuel for the metal working industry was known as MagneGas®, we started selling MagneGas2® in July 2014 and stopped selling MagneGas® in March 2015.

Strategy

We are pursuing three major market segments:

•	industrial gas sales;

•	equipment sales for liquid waste processing; and

•	use of MagneGas2® for the co-combustion of hydro-carbon fuels to reduce emissions

Reverse Stock Split

On May 19, 2017, we completed a one-for-ten reverse stock split of our issued and outstanding shares of common stock, par value $0.001 per share, which we refer to as the Reverse Stock Split. At that time, every ten shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share of our common stock. No fractional shares were issued in connection with the Reverse Stock Split. All historical share and share-related information presented in this prospectus gives effect to the Reverse Stock Split.

Corporate Information

MagneGas Corporation was organized under the laws of the State of Delaware on December 9, 2005. Our principal office is located at 11885 44th Street North, Clearwater, Florida 33762 and its telephone number is (727) 934-3448.

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other items with the Securities and Exchange Commission, or the SEC. We provide access free of charge to all of these SEC filings, as soon as reasonably practicable after filing, on our internet site located at www.magnegas.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:

•	reduced disclosure about our executive compensation arrangements;

•	exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions up until such time that we are no longer an emerging growth company. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

The Offering

Offered Securities	Up to 24,925 shares of our Series C Convertible Preferred Stock, issuable from time to time upon exercise of the Series C Preferred Warrants at an exercise price of $900 per share of Series C Convertible Preferred Stock. The Series C Preferred Warrants are exercisable immediately and will expire three (3) years after the date of issuance of such warrants, or June 15, 2020.

Use of Proceeds	We estimate that we will receive proceeds of approximately $22.4 million if all of the Series C Preferred Warrants are exercised, before deducting fees and expenses that may be payable upon any such exercise. We intend to use the proceeds from the exercise of the Series C Preferred Warrants for working capital, capital expenditures and general corporate purposes. For a more detailed discussion of our intended use of proceeds, see “Use of Proceeds” beginning on page 6 of this prospectus. It is possible that some or all of the Series C Preferred Warrants may never be exercised prior to their expiration date.

Market for the Offered Securities	The shares of Series C Convertible Preferred Stock are not currently, and will not be in the future, listed on any national securities exchange. There is no established public trading market for the Series C Convertible Preferred Stock, and we do not expect a market to develop.

Risk Factors	Investing in our Series C Convertible Preferred Stock involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

Series C Convertible Preferred Stock

The following is a brief summary of certain key terms of the Series C Convertible Preferred Stock. Please see "Description of Series C Convertible Preferred Stock" beginning on page 9 of this prospectus.

Dividends	Holders of the Series C Convertible Preferred Stock will be entitled to receive dividends, if and when declared by our Board of Directors, from time to time, in its sole discretion and in accordance with Delaware law. Upon the occurrence of certain triggering events, the holders will be entitled to receive dividends at a rate of eighteen percent (18.0%) per annum.

Conversion Rights

The Series C Convertible Preferred Stock is convertible at the option of the holders into shares of common stock at an initial conversion price of $3.00 per share, subject to certain adjustments.

Upon the occurrence of certain triggering events, the holders shall be entitled to convert any Series C Convertible Preferred Stock at an alternate conversion price based on a volume weighted average price, or VWAP, formula.

On each applicable installment date, we shall convert the applicable amount of Series C Convertible Preferred Stock from each holder into shares of common stock; provided, however, that we may, at our option following notice to each holder, redeem such amount of Series C Convertible Preferred Stock by paying to each holder the corresponding installment amount in cash. See “Redemption” below. The applicable installment conversion price with respect to a particular date of determination shall be based on a VWAP formula.

Redemption

In lieu of conversion, upon a triggering event, a holder may require that we redeem all or any of the Series C Convertible Preferred Stock at a redemption premium equal to 115% of the conversion amount being redeemed, subject to certain adjustments.

If we elect to effect a redemption in lieu of an installment conversion, in whole or in part, we will redeem such Series C Convertible Preferred Stock in cash on the applicable installment date in an amount equal to 103% of the applicable installment redemption amount.

In addition to the redemptions described above, provided certain conditions are met, we shall have the right to redeem, in one redemption, up to $10 million of the conversion amount of the Series C Convertible Preferred Stock then outstanding. The Series C Convertible Preferred Stock subject to redemption at our option shall be redeemed by us in cash at a redemption premium equal to 115% of the conversion amount being redeemed, subject to certain adjustments.

Voting Rights	Except as otherwise required by law (or with respect to approval of certain actions), the Series C Convertible Preferred Stock will not have voting rights.

Limitations on Beneficial Ownership	The Series C Convertible Preferred Stock may not be converted if, after giving effect to the conversion, a holder together with certain related parties would beneficially own in excess of 4.99% of our outstanding common stock. At each holder's option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days' prior notice to us.

RISK FACTORS

Before making an investment in our Series C Convertible Preferred Stock, you should carefully consider the risks described below and discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016, together with all of the other information included in or incorporated by reference into this prospectus. If any of the risks described below or therein were to occur, our business, results of operations or financial condition could be materially adversely affected. In such case, the value of our common stock, generally, and the Series C Convertible Preferred Stock, specifically, could decline, and you could lose all or part of your investment.

Risks Relating to the Series C Convertible Preferred Stock

There is not currently and there may never be an active trading market for our Series C Convertible Preferred Stock.

There currently is no trading market for the Series C Convertible Preferred Stock and such a market may never develop. We have no plans to list the Series C Convertible Preferred Stock on any national securities exchange.

We may not be able to raise the funds necessary to redeem the Series C Convertible Preferred Stock if required to do so.

Under certain circumstances, holders of the Series C Convertible Preferred Stock have the right to demand that we redeem Series C Convertible Preferred Stock.  If we are not able to raise the funds necessary to redeem such shares, we will not be able to comply with our redemption obligations and holders of the Series C Convertible Preferred Stock will not be able to redeem their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including any documents incorporated by reference herein) contains statements with respect to us which constitute ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the ‘‘safe harbor’’ created by those sections. Forward-looking statements, which are based on certain assumptions and reflect our plans, estimates and beliefs, can generally be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward looking statements include, but are not limited to, statements concerning future events, our future financial performance, business strategy and plans and objectives of management for future operations. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in “Risk Factors” in the documents incorporated by reference herein.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the Securities and Exchange Commission, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the cover of this prospectus only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements

USE OF PROCEEDS

We estimate that we will receive proceeds of approximately $22.4 million if all of the Series C Preferred Warrants are exercised, before deducting fees and expenses that may be payable upon any such exercise. We intend to use the proceeds from the exercise of the Series C Preferred Warrants for working capital, capital expenditures and general corporate purposes. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary products, technologies or businesses. While we have no current agreements, commitments or understandings for any specific acquisitions at this time, we may use a portion of the proceeds for these purposes. In addition, we may use a portion of the proceeds from this offering to repay indebtedness under one or more of our outstanding debentures.

It is possible that some of the Series C Preferred Warrants may never be exercised prior to their expiration date.

Our management will have broad discretion in the application of the proceeds from the exercise of the Series C Preferred Warrants, and investors will be relying on the judgment of our management regarding the application of the proceeds. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations, the anticipated growth of our business, and the availability and terms of alternative financing sources to fund our growth. Pending their use as described above, we intend to invest our proceeds from the exercise of the Series C Preferred Warrants in short-term, interest-bearing investment-grade securities, certificates of deposit, bank deposits, or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated certificate of incorporation authorizes 190,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

As of June 29, 2017, there were 6,846,641 shares of our common stock outstanding, 1,000,000 shares of Series A Preferred Stock outstanding, 600 shares of Series B Convertible Preferred Stock outstanding and 75 shares of Series C Convertible Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our common stock does not have cumulative voting rights. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, the board of directors is authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our amended and restated certificate of incorporation provides that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $0.001 per share. Our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. Each series of preferred stock is to be issued under our amended and restated certificate of incorporation and a certificate of designation to be approved by our board of directors or a committee thereof and filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Of the 10,000,000 shares of authorized preferred stock, 1,000,000 shares have been designated as Series A Preferred Stock, 2,700 shares have been designated as Series B Convertible Preferred Stock, and 25,000 shares have been designated as Series C Convertible Preferred Stock. As of June 29, 2017, 1,000,000 shares of Series A Preferred Stock are outstanding, 600 shares of Series B Convertible Preferred Stock are outstanding and 75 shares of Series C Convertible Preferred Stock are outstanding.

Series A Preferred Stock

Series A Preferred Stock has liquidation and dividend rights over common stock, which is not in excess of its par value. The preferred stock has no conversion rights or mandatory redemption features. There have been 1,000,000 shares of Series A Preferred Stock issued to an entity controlled by Dr. Ruggero Santilli, Ermanno Santilli, President and CEO, Luisa Ingargiola, our former CFO and a current Director, and Carla Santilli, Director. Ermanno Santilli and Luisa Ingargiola have no equity interest, only voting control. Each share of Series A Preferred Stock is entitled to 100,000 votes.

Series B Convertible Preferred Stock

The Series B Convertible Preferred Stock has a conversion price of $3.00 per share. Each share of Series B Convertible Preferred Stock is convertible into shares of common stock at any time at the holder’s option. The holder, however, is prohibited from converting shares of Series B Convertible Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of our outstanding shares of common stock, which may be increased or decreased to any other percentage at the holder’s election on 61 days’ notice delivered to us.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after the satisfaction in full of our debts and the payment of any liquidation preference owed to the holders of shares of capital stock of the Company ranking senior to the Series B Convertible Preferred Stock upon liquidation, the holders of the Series B Convertible Preferred Stock shall participate pari passu with the holders of the common stock, on an as converted basis, in the net assets of the Company. Shares of the Series B Convertible Preferred Stock generally have no voting rights, except as required by law. Shares of the Series B Convertible Preferred Stock are entitled to receive dividends equal to the dividend payable on each share of the common stock, on an as-converted basis.

Series C Convertible Preferred Stock

For a description of the Series C Convertible Preferred Stock, see “Description of Series C Convertible Preferred Stock” beginning on page 9 of this prospectus.

Options, Warrants and Convertible Debentures

As of June 29, 2017, we had issued and outstanding options for an aggregate of 238,100 shares of our common stock.

As of June 29, 2017, we had issued and outstanding warrants to purchase up to 2,916,667 shares of common stock at an exercise price of $3.00 per share and warrants to purchase up to 416,667 shares of common stock at an exercise price of $3.30 per share. These warrants have a term of five years from the date of issuance.

As of June 29, 2017, we had issued and outstanding warrants to purchase up to 24,925 shares of Series C Convertible Preferred Stock at an exercise price of $900 per share. For a description of the Series C Preferred Warrants, see “Description of Series C Preferred Warrants” beginning on page 12 in this prospectus.

As of June 29, 2017, we had issued and outstanding convertible debentures in the principal amount of $829,000 convertible into 276,334 shares of common stock at a conversion price of $3.00.

Election of Directors

The holders of shares of common stock and the equivalent Series A Preferred Stock, voting together, shall appoint the members of our board of directors. Each share of common stock is entitled to one vote.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Anti-Takeover Effects of Provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws

Provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

-	increase or decrease the aggregate number of authorized shares of such class;

-	increase or decrease the par value of the shares of such class; or

-	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the board of directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “MNGA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. The transfer agent’s address is 3200 Cherry Creek South Drive, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK

The terms of the Series C Convertible Preferred Stock, or the Series C Preferred Stock, are contained in the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of MagneGas Corporation, or the Series C Certificate of Designations, that we filed with the Secretary of State of the State of Delaware on June 15, 2017.  The following description is a summary of the material provisions of the Series C Preferred Stock and the Series C Certificate of Designations. It does not purport to be complete and is qualified in all respects by the terms of the Series C Certificate of Designations. We urge you to read the Series C Certificate of Designations because it, and not this description, defines the rights of holders of Series C Preferred Stock. We have included the Series C Certificate of Designations in our Current Report on Form 8-K filed with the Commission on June 19, 2017 which is incorporated by reference into this prospectus.

Rank

The Series C Preferred Stock, with respect to rights, powers, preferences and privileges, rank senior with respect to all shares of capital stock of the Company, except for our Series A Preferred Stock, which rank pari passu to the Series C Preferred Stock, and unless holders of at least a majority of the outstanding Series C Preferred Stock and Series A Preferred Stock, voting together as a single class, consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series C Preferred Stock and Series A Preferred Stock.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive dividends, if and when declared by our Board of Directors, from time to time, in its sole discretion and in accordance with the requirements of Delaware General Corporation Law. Upon the occurrence of certain triggering events, the holders will be entitled to receive dividends at a rate of eighteen percent (18.0%) per annum.

Conversion

The shares of Series C Preferred Stock are convertible into common stock at an initial conversion price of $3.00 per share, or the conversion price, subject to certain adjustments. The Series C Preferred Stock may be converted into common stock at any time at the option of the holders, subject to the limitations on beneficial ownership contained in the Series C Certificate of Designations.

On each applicable installment date, provided there has been no equity conditions failure, we shall convert the applicable amount of Series C Preferred Stock from each holder into shares of common stock; provided, however, that we may, at our option following notice to each holder, redeem such amount of Series C Preferred Stock by paying to each holder the corresponding installment amount in cash.

The applicable installment conversion price with respect to a particular date of determination, shall be equal to the lower of:

-	the conversion price then in effect; and

-	the greater of (a) $0.35 and (b) the lower of (i) 85% of the VWAP of the common stock as of the trading day immediately preceding the applicable installment date and (ii) 85% of the quotient of (A) the sum of the VWAP of the common stock for each of the ten (10) trading days with the lowest VWAP of the common stock during the twenty (20) consecutive trading day period ending and including the trading day immediately prior to the applicable installment date, divided by (B) ten (10).

In addition, upon the occurrence certain triggering events, a holder of Series C Preferred Stock has the option to convert a portion of the Series C Preferred Stock into common stock at an alternate conversion price, which shall be the lower of:

-	the then-applicable conversion price; and

-	the greater of (a) $0.35 and (b) the lowest of (i) 85% of the VWAP of the common stock as of the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, (ii) 85% of the VWAP of the common stock as of the trading day of the delivery or deemed delivery of the applicable conversion notice and (iii) 85% of the price computed as the quotient of (A) the sum of the VWAP of the common stock for each of the ten (10) trading days with the lowest VWAP of the common stock during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, divided by (B) ten (10).

Adjustment of Conversion Price

If and whenever we subdivide or combine (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) our outstanding common stock into a greater or smaller number of shares, then the conversion price in effect immediately prior to such subdivision will be proportionately reduced or increased, as applicable.

Additionally, if and whenever we issue or sell, or are deemed to have issued or sold, any shares of common stock (including the issuance or sale of shares of common stock owned or held by or for our account, but excluding any excluded securities issued or sold or deemed to have been issued or sold) for a consideration per share less than a price equal to the conversion price in effect immediately prior to such issuance or sale or deemed issuance or sale then, immediately after such issuance, the conversion price then in effect shall be reduced to an amount equal to the lower price.

Triggering Events

The Series C Certificate of Designations provide for certain triggering events which include, but are not limited to:

(i)	our failure to timely file a registration statement,
(ii)	the lapsing of a registration statement that is required to remain effective,
(iii)	our suspension (or threatened suspension) from trading or the failure (or threatened failure) of our common stock to be trading or listed (as applicable) on an eligible market for a period of five (5) consecutive trading days,
(iv)	notice to any holder of Series C Preferred Stock or Series C Preferred Warrants of our intention not to comply, as required, with a request for exercise of any warrants for warrant shares in accordance with the provisions of the Series C Preferred Warrants or a request for conversion of any Series C Preferred Stock into shares of common stock that is requested in accordance with the provisions of the Series C Certificate of Designations,
(v)	the failure to cure a conversion or delivery failure with five (5) trading days after the applicable exercise or conversion date,
(vi)	failure to maintain the authorized share allocation,
(vii)	failure to reserve 100% of the aggregate number of additional Series C Preferred Stock as necessary to effect the exercise in full of the Series C Preferred Warrants then outstanding,
(viii)	failure of our Board of Directors to declare a dividend that’s required under the Series C Certificate of Designations,
(ix)	our failure to pay any amount when due,
(x)	our failure to remove a restrictive legend when required to do so in conformity with applicable federal law,
(xi)	the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness,
(xii)	bankruptcy or insolvency or reorganization of the Company not dismissed within thirty (30) days of initiation,
(xiii)	the entry by a court of a decree, order, judgment or other similar document in respect of the Company or any of our subsidiaries of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law,
(xiv)	under certain circumstances, our becoming subject to judgments for the payment of money or defaulting on indebtedness,
(xv)	our breach of any transaction document,
(xvi)	any breach of the Series C Certificate of Designations,
(xvii)	upon the occurrence of certain material adverse events,
(xviii)	if any provision of any transaction document ceases to be valid or enforceable, and
(xix)	if either Ermanno Santilli or Scott Mahoney cease to be active officers and employees of the Company.

Redemption

In lieu of conversion, upon the occurrence of certain triggering events, a holder may require that we redeem all or any of the Series C Preferred Stock at a price equal to the greater of:

-	the product of (a) the conversion amount of the Series C Preferred Stock to be redeemed multiplied by (b) a redemption premium of 115%; and

-	the product of (a) the conversion rate with respect to the conversion amount in effect at such time of redemption multiplied by (b) the product of (i) a redemption premium of 115% multiplied by (ii) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date we make the entire redemption payment.

If we elect to effect an installment redemption in lieu of an installment conversion, in whole or in part, such Series C Preferred Stock shall be redeemed by us in cash on the applicable installment date in an amount equal to 103% of the applicable installment redemption amount.

In addition to the redemptions described above, at any time no equity conditions failure exists, we shall have the right to redeem, in one redemption, up to $10 million of the conversion amount of the Series C Preferred Stock then outstanding. The Series C Preferred Stock subject to redemption at our option shall be redeemed by us in cash at a price equal to 115% of the greater of:

-	the conversion amount of the Series C Preferred Stock being redeemed; and

-	the product of (a) the conversion rate with respect to the conversion amount of the Series C Preferred Stock being redeemed multiplied by (b) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such redemption and ending on the trading day immediately prior to the date we make the entire redemption payment.

Voting Rights

Holders of Series C Preferred Stock shall have no voting rights, except as required by law (including without limitation, the Delaware General Corporation Law) and as expressly provided in the Series C Certificate of Designations.

Exchange Listing

There is no established public trading market for the Series C Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Preferred Stock on any securities exchange or recognized trading system.

Limitations on Beneficial Ownership

The Series C Preferred Stock may not be converted, and common stock may not be issued in connection therewith, if, after giving effect to the conversion or issuance, a holder together with certain related parties would beneficially own in excess of 4.99% of the outstanding common stock. At each holder's option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days' prior notice to us, and any increase or decrease will apply only to such holder.

DESCRIPTION OF SERIES C PREFERRED WARRANTS

The following brief summary of the material terms and provisions of the Series C Preferred Warrants is subject to, and qualified in its entirety by, the form of Series C Preferred Warrant to purchase the Series C Convertible Preferred Stock. We have included the form of Series C Preferred Warrant in our Current Report on Form 8-K filed with the Commission on June 12, 2017 which is incorporated by reference into this prospectus.

Exercisability

The Series C Preferred Warrants are exercisable at any time and from time to time after the date of issuance and will expire on June 15, 2020.  The Series C Preferred Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our Series C Convertible Preferred Stock purchased upon such exercise.  The exercise price of the Series C Preferred Warrants is $900 per share.

Forced Exercise

Subject to certain conditions of eligibility, we shall have the right to require the holders of Series C Preferred Warrants to exercise their Series C Preferred Warrants into up to such aggregate number of fully paid, validly issued and non-assessable shares of Series C Convertible Preferred Stock equal to the lesser of (x) 1,000 and (y) the then-applicable forced exercise amount of shares of Series C Convertible Preferred Stock.

Adjustment of Exercise Price and Number of Shares of Series C Convertible Preferred Stock

The exercise price and number of shares of Series C Convertible Preferred Stock issuable upon exercise of the Series C Preferred Warrants are subject to adjustment from time to time in certain circumstances, including, but not limited to circumstances in which we:

(i)	pay a stock dividend on one or more classes of its then outstanding Series C Convertible Preferred Stock or otherwise make a distribution on any class of capital stock that is payable in Series C Convertible Preferred Stock,

(ii)	subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of the then outstanding Series C Convertible Preferred Stock into a larger number of shares, or

(iii)	combine (by combination, reverse stock split or otherwise) one or more classes of the then outstanding Series C Convertible Preferred Stock into a smaller number of shares; then in each such case the exercise price of the Series C Preferred Warrants shall be multiplied by a fraction of which the numerator shall be the number of shares of Series C Convertible Preferred Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Series C Convertible Preferred Stock outstanding immediately after such event.

Fundamental Transactions

The Series C Preferred Warrants prohibits us from entering into or becoming party to a fundamental transaction unless (i)  the successors entity assumes in writing all of our obligations under the Series C Preferred Warrants pursuant to written agreements in form and substance satisfactory to the holders and approved by the holders prior to such fundamental transaction, including agreements to deliver to the holders in exchange for the Series C Preferred Warrants a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Series C Preferred Warrants, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Series C Convertible Preferred Stock acquirable and receivable upon exercise of the Series C Preferred Warrants prior to such fundamental transaction, and with an exercise price which applies the exercise price of the Series C Preferred Warrants to such shares of capital stock (but taking into account the relative value of the shares of Series C Convertible Preferred Stock pursuant to such fundamental transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series C Preferred Warrants immediately prior to the consummation of such fundamental transaction) and (ii) the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an eligible market.

Exchange Listing

There is no established public trading market for the Series C Preferred Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Preferred Warrants on any securities exchange or recognized trading system.

Rights as Stockholder

Except as set forth in the Series C Preferred Warrants, the holders of each of the Series C Preferred Warrants, solely in such holders' capacity as warrant holders, will not be entitled to vote, will not be entitled to receive dividends, and will not be entitled to any of the other rights of our stockholders.

PLAN OF DISTRIBUTION

We will deliver shares of our Series C Convertible Preferred Stock upon exercise of the Series C Preferred Warrants. The Series C Preferred Warrants are exercisable for a total of 24,925 shares of Series C Convertible Preferred Stock at an exercise price of $900 per share.  The Series C Convertible Preferred Stock will be issued in accordance with the terms of the Series C Preferred Warrants. For additional information about the Series C Preferred Warrants, please see the section of this prospectus entitled "Description of Series C Preferred Warrants."

Maxim Group, LLC, or Maxim, acted as the exclusive placement agent for the private placement of the Series C Preferred Warrants. We agreed to pay Maxim a cash fee payable upon the exercise of Series C Preferred Warrants in an amount equal to 6.0% of the gross proceeds received by us upon each exercise.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of MagneGas Corporation as of December 31, 2016 and for the year ended December 31, 2016 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated on reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in the notes to the consolidated financial statements) of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MagneGas Corporation as of December 31, 2015 and for the year ended December 31, 2015 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated on reliance on the report of Stevenson & Company CPAS LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC under the Securities Act of 1933, as amended, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or on our website at http://www.magnegas.com.

The website addresses referenced herein are not intended to function as hyperlinks, and the information contained in our website and in the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 15, 2017.

•	Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 5, 2017, February 3, 2017, May 9, 2017, May 11, 2017, May 17, 2017, May 22, 2017, May 25, 2017, June 8, 2017, June 12, 2017, June 13, 2017, June 14, 2017, June 19, 2017, June 20, 2017 (Form 8-K/A only), and June 21, 2017.

•	Our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2017.

•	Our definitive information statement on Schedule 14C filed with the SEC on June 7, 2017.

•	Our preliminary information statement on Schedule 14C filed with the SEC on June 21, 2017.

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules.

You may request a free copy of the above mentioned filings or any subsequent filings we incorporate by reference to this prospectus by writing or telephoning us at the following address: MagneGas Corporation, 11885 44th Street North, Clearwater, FL 33762, (727) 934-3448.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

                 The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$2,600
Legal fees and expenses	50,000
Accounting fees and expenses	15,000
Miscellaneous expenses	7,400
Total expenses	$75,000

Item 14.    Indemnification of Directors and Officers.

The Delaware General Corporation Law and our certificate of incorporation and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Our certificate of incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

Our by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.    Recent Sales of Unregistered Securities.

The following information gives effect to a one-for-ten reverse stock split that was effected on May 19, 2017.

During the three months ended September 30, 2014, the Company issued a total of 30,093 shares of common stock to consultants for various services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, or the Securities Act.

On October 21, 2014, the Company sold 940 shares of the Company’s Series D-2 convertible preferred stock, par value $0.001 per share, at a purchase price of $1,000 per share, in a private placement, which were convertible into a total of 94,000 shares of the Company’s common stock for an aggregate purchase price of $940,000. In connection with the purchase of the Series D-2 convertible preferred stock, the investor received warrants to purchase 500,000 shares of the Company’s common stock at an exercise price equal to $13.10. In addition, the placement agent in the private placement was granted a five-year warrant to purchase up to 42,242 shares of the Company’s common stock at an exercise price of $13.10. The Series D-2 convertible preferred stock and warrants were issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

During the three months ended March 31, 2015, the Company issued a total of 17,500 shares of common stock to consultants for various services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

During the three months ended June 30, 2015, the Company issued a total of 47,500 shares of common stock to consultants for various services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

During the three months ended September 30, 2015, the Company issued a total of 77,500 shares of common stock to consultants for various services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

During the three months ended March 31, 2016, the Company issued a total of 15,000 shares of common stock as payment to consultants for various services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

During the three months ended June 30, 2016, the Company issued a total of 15,000 shares of common stock as payment to two investor relations consultants. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On June 27, 2016, the Company sold Series E-1 Warrants to purchase up to 350,877 shares of common stock (at an exercise price of $10.50 per share); Series E-2 Warrants to purchase up to 175,439 shares of common stock (at an exercise price of $13.00 per share); Series E-5 Warrants to purchase up to 350,878 shares of common stock (at an exercise price of $10.50 per share); and Series E-6 Warrants to purchase up to 175,439 shares of common stock (at an exercise price of $13.00). The Company also sold to the investor a Senior Convertible Debenture Due June 2021 in the principal amount of $1,000,000. The Debenture had a conversion price of $5.70 and was convertible for 175,439 shares of common stock issuable upon conversion of the Debenture. The Warrants and the Debenture were issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

During the three months ended September 30, 2016, the Company issued a total of 32,500 shares of common stock as payment for public relations and investor relations consultants. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On November 2, 2016, the Company issued 15,000 shares of common stock to consultants in lieu of paying cash for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On December 6, 2016, the Company issued 20,000 shares of common stock to consultants in lieu of paying cash for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On January 29, 2016, the Company issued 15,000 shares of common stock to consultants in lieu of paying cash for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On April 22, 2016, the Company issued 15,000 shares of common stock to consultants in lieu of paying cash for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On December 5, 2016, the Company issued 10,000 shares of common stock to a new employee as part of the employee’s compensation package. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On January 13, 2017, the Company issued 22,000 shares of common stock to consultants in lieu of paying cash for services rendered and 3,105 shares of common stock to a director for services rendered during the period from August 15, 2016 to November 14, 2016. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On May 9, 2017, the Company exchanged Series E-1 Common Stock Purchase Warrants, Series E-2 Common Stock Purchase Warrants, Series E-4 Common Stock Purchase Warrants, Series E-5 Common Stock Purchase Warrants, Series E-6 Common Stock Purchase Warrants, and Series E-7 Common Stock Purchase Warrants, which as of such date were exercisable for an aggregate of up to 2,219,856 shares of common stock, for 2,700 shares of newly issued Series B Convertible Preferred Stock at a stated value of $1,000 per share and convertible into 900,000 shares of common stock at a conversion price of $3.00, and 100,000 shares of newly issued common stock, in reliance on the exemption provided by Section 3(a)(9) of the Securities Act.

On May 9, 2017, the Company sold and issued an 8% Senior Debenture due November 2017 to an institutional investor for $1,000,000. The Debenture was sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On May 9, 2017, the Company agreed to amend certain terms of the Company’s outstanding Senior Convertible Debenture Due June 2021, which as of such date had an outstanding principal amount of $829,000. The amendment reduced the conversion price of the Senior Convertible Debenture from $5.70 to $3.00, which resulted in an increase of 130,895 shares of common stock that may be issuable upon conversion of the Senior Convertible Debenture. The amendment was made in reliance on the exemption provided by Section 3(a)(9) of the Securities Act.

On May 31, 2017, the Company issued 57,000 shares of common stock to consultants in lieu of paying cash for services rendered and 2,717 shares of common stock to an employee as a signing bonus. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On June 12, 2017, the Company sold Series C Convertible Preferred Stock in the aggregate amount of 25,000 shares. The Series C Convertible Preferred Stock has a stated value of $1,000, with an aggregate value of $25,000,000, and an initial conversion price of $3.00. At the closing of the private placement, the Company issued 75 shares of Series C Convertible Preferred Stock, with the remaining 24,925 shares of Series C Convertible Preferred Stock underlying warrants to purchase Series C Convertible Preferred Stock. The Preferred Warrants have an exercise price of $900 per share. The Company also sold Common Stock Warrants exercisable for 2,916,667 shares of common stock at an exercise price equal to $3.00 per share. In addition, the placement agent in the private placement was granted a five-year warrant to purchase up to 416,667 shares of the Company’s common stock at an exercise price of $3.30. The Series C Convertible Preferred Stock, Preferred Warrants, Common Stock Warrants and placement agent warrants were offered and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D, Rule 506(b).

On June 23, 2017, the Company issued 113,194 shares of common stock to consultants in lieu of paying cash for services rendered and 20,000 shares of common stock to a joint venture partner. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a)       Exhibits.

The exhibits to the registration statement for this offering are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)       Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

          (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the registration statement is on Form S-1, Form F-1, Form S-3, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3 or Form F-3, is contained in a form of prospectus filed pursuant to 424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 30th day of June, 2017.

MAGNEGAS CORPORATION

By:	/s/ ERMANNO SANTILLI Ermanno Santilli Chief Executive Officer (Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

          We, the undersigned officers and directors of MagneGas Corporation, hereby severally constitute and appoint Ermanno Santilli and Scott Mahoney, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ ERMANNO SANTILLI Ermanno Santilli	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2017

/s/ SCOTT MAHONEY Scott Mahoney	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 30, 2017

/s/ ROBERT DINGESS Robert Dingess	Director	June 30, 2017

/s/LUISA INGARGIOLA Luisa Ingargiola	Director	June 30, 2017

/s/ CARLA SANTILLI Carla Santilli	Director	June 30, 2017

/s/ KEVIN POLLACK Kevin Pollack	Director	June 30, 2017

/s/ WILLIAM STAUNTON William Staunton	Director	June 30, 2017

/s/ JOE STONE Joe Stone	Director	June 30, 2017

/s/ CHRISTOPHER HUNTINGTON Christopher Huntington	Director	June 30, 2017

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of MagneGas Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
3.2	Certificate of Designations for Series C Convertible Preferred Stock of MagneGas Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
3.3	Bylaws of MagneGas Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10SB filed on April 3, 2006).
3.4	Amendment No. 1 to Bylaws of MagneGas Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 29, 2016).
4.1	Senior Convertible Debentures of MagneGas Corporation due June 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 27, 2016).
4.2	8% Senior Convertible Debentures of MagneGas Corporation due November 2017 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on May 11, 2017).
4.3	Form of Warrant to Purchase Series C Convertible Preferred Stock of MagneGas Corporation (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
4.4	Form of Warrant to Purchase Common Stock of MagneGas Corporation (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
4.5	Form of Placement Agent Warrant of MagneGas Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
5.1	Opinion of Goodwin Procter LLP.
10.1	Securities Purchase Agreement dated June 27, 2016, by and among MagneGas Corporation and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed on June 29, 2016).
10.2	Securities Purchase Agreement dated May 9, 2017, by and among MagneGas Corporation and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 11, 2017).
10.3	Exchange Agreement dated May 9, 2017, by and among MagneGas Corporation and the investors identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 11, 2017).
10.4	Leak-Out Agreement dated May 9, 2017, by and among MagneGas Corporation and the holders identified on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 11, 2017).
10.5	Securities Purchase Agreement dated June 12, 2017, by and among MagneGas Corporation and the buyers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
10.6	Form of Registration Rights Agreement by and among MagneGas Corporation and the buyers identified on the signature pages thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
10.7	Voting Agreement dated June 15, 2017, by and among MagneGas Corporation and the stockholder signatory thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
10.8	MagneGas Systems Purchase Agreement, dated December 30, 2016, by and between MagneGas Corporation and Talon Ventures & Consulting GMBH (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 5, 2017).
10.9	First Amendment to MagneGas Systems Purchase Agreement, dated May 3, 2017, by and between MagneGas Corporation and Talon Ventures & Consulting GMBH (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 9, 2017).
10.10	Distribution and License Agreement, dated December 30, 2016, by and between MagneGas Corporation and Talon Ventures & Consulting GMBH (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2017).
10.11 †	MagneGas Corporation Amended and Restated 2014 Equity Incentive Award Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-212789) filed on August 1, 2016).
21.1	List of Subsidiaries
23.1	Consent of Marcum LLP, an independent registered public accounting firm.
23.2	Consent of Stevenson & Company CPAS LLC, an independent registered public accounting firm.
23.3	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement).

________________________________________
† Indicates a management contract or any compensatory plan, contract or arrangement.